EXHIBIT 4.1

                            STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement ("Agreement") is made as of January 10, 1997, by CompScript, Inc., a Florida corporation ("Buyer"), Anne R. Frankel, an individual resident in Florida ("Frankel"), Michael Spritzer and Marjorie Spritzer, each an individual resident in Florida (collectively, "Spritzer"), Paul Eger and Ydelia Eger, each an individual resident in Florida (collectively, "Eger"), David Yelen and Frances F. Yelen, each an individual resident in Florida (collectively, "Yelen"), Jay E. Edelson and Shelley Edelson, each an individual resident in Florida (collectively, "Edelson"), Mustaqueem Qureshi and Gilsa Qureshi, each an individual resident in Florida (collectively, "Qureshi"), Deborah Silverman, an individual resident in Florida ("Silverman") and Russell Silverman, an individual resident in Florida ("Russell"). Eger, Edelson, Qureshi, Yelen, Spritzer, Frankel and Silverman are each a "Seller" and collectively the "Sellers".

                                    RECITALS

        WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Medical Services Consortium, Inc., a Florida corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

        WHEREAS, the Parties intend to have this transaction treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

                                    AGREEMENT

        The parties, intending to be legally bound, agree as follows:

1.      DEFINITIONS

               For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

               "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

               "BALANCE SHEET"--as defined in Section 3.4.

               "BEST EFFORTS"--the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to assure that such result is achieved as reasonably expeditiously as possible, without initiating any legal proceedings or actions, or expending a material amount of money.



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               "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to substantially perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

               "BUYER"--as defined in the first paragraph of this Agreement.

               "BUYER'S COMMON STOCK"--the common stock of the Buyer, par value $.0001 per share, to be delivered to Sellers in payment of the Purchase Price, as defined in Section 2.2.

               "CLOSING"--as defined in Section 2.3.

               "CLOSING DATE"--the date and time as of which the Closing actually takes place.

               "COMPANY"--as defined in the Recitals of this Agreement.

               "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

               "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

               (a)    the sale of the Shares by Sellers to Buyer;

               (b) the delivery of the Buyers Common Stock to Sellers in exchange for the Shares and the execution and delivery of the Stock Registration Rights Agreement with respect to the Buyer's Common Stock;

               (c) the execution, delivery, and performance of the Employment Agreements and the Noncompetition Agreements; and

               (d) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement.

               "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether express or implied) that is legally binding.

               "DAMAGES"--as defined in Section 10.2.



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               "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

               "EMPLOYMENT AGREEMENTS"--as defined in Section 2.4(a)(iii).

               "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

               "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

               "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

               (e) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

               (f) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

               (g) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

               (h) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

               (i) protecting resources, species, or ecological amenities;

               (j) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

               (k) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or



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               (l) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

               "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "FACILITIES"--any real property, leaseholds, or other interests currently owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company.

               "GAAP"--generally accepted United States accounting principles.

               "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

               "GOVERNMENTAL BODY"--any:

               (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

               (b) federal, state, local, municipal, foreign, or other government;

               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

               (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

               "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

               "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous,

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radioactive, or toxic or a pollutant or a contaminant under or pursuant to any
Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

               "INTELLECTUAL PROPERTY ASSETS"--as defined in Section 3.22.

               "INTERIM BALANCE SHEET"--as defined in Section 3.4.

               "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

               "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

               "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, but excluding in such investigation the obligation to contact any governmental body or customers or suppliers.

               For the purpose of this Agreement, the term "Knowledge of" as used herein shall mean the Knowledge of Sellers and Russell.

               A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served, as a director, executive or senior officer, partner, executor, or trustee of such Person or in any similar capacity has Knowledge of such fact or other matter.

               "LEGAL REQUIREMENT"--any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

               "MATERIAL"--when referenced to the Company shall mean any amount of $15,000 or more either individually or in the aggregate or any act, action, or violation which will result in a liability, loss, claim or damage in an amount of $15,000 or more either individually or in the aggregate.

               "NONCOMPETITION AGREEMENTS"--as defined in Section 2.4(a)(iv).

               "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and

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health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

               "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

               "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

               (a) such action is consistent with the past business practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

               (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

               "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

               "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

               "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

               "RELATED PERSON"--with respect to a particular individual:

               (a) each other member of such individual's Family;

               (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

               (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and


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               (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

               With respect to a specified Person other than an individual:

               (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

               (b) any Person that holds a Material Interest in such specified Person;

               (c) each Person that serves as a director, executive or senior officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

               (d) any Person in which such specified Person holds a Material Interest; and

               (e) any Related Person of any individual described in clause (b) or (c).

               (f) For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, and (iii) the individual's children, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

               "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

               "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

               "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "SELLERS"--as defined in the first paragraph of this Agreement.

               "SHARES"--as defined in the Recitals of this Agreement.



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               "STOCK REGISTRATION RIGHTS AGREEMENT"--the agreement to be executed by the parties for the purposes of setting forth the rights of Sellers and obligations of Buyer respecting the registration of the Buyer's Common Stock delivered to Sellers in payment of the Purchase Price.

               "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

               "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

               "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

               "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given (provided, however, that if such notice, demand or statement is given verbally, then same shall not be deemed given as to Sellers or the Company unless given to Sellers or Russell), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the reasonably foreseeable future.

        2.     SALE AND TRANSFER OF SHARES; CLOSING

               2.1    SHARES

                      Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.


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               2.2    PURCHASE PRICE

                      The purchase price (the "Purchase Price") for the Shares will be 1,400,000 shares of Buyer's Common Stock.

               2.3    CLOSING

                      The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 200 East Las Olas Boulevard, Fort Lauderdale, Florida, at 10:00 a.m. on January 10, 1997 or at a time agreed upon by the parties.

               2.4    CLOSING OBLIGATIONS

                      At the Closing:

                      (a)    Sellers will deliver to Buyer:

                             (i)    certificates representing the Shares,
duly endorsed (or accompanied by duly executed stock powers);

                             (ii)   an executed counterpart of the Stock
Registration Rights Agreement;

                             (iii) employment agreements in the form of
Exhibit 2.4(a)(iii), executed by Paul Eger, Mustaqueem Qureshi and Jay Edelson (collectively, "Employment Agreements");

                             (iv)   noncompetition agreements in the form
of Exhibit 2.4(a)(iv), executed by each Seller (collectively, the "Noncompetition Agreements"); and

                             (v)    a certificate executed by Sellers
representing and warranting to Buyer that, subject to the exculpation set forth in Section 3.27 below and the exceptions set forth in the Disclosure Letter, each of Sellers' representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date; and

                      (b)    Buyer will deliver to Sellers:

                             (i)    certificates representing, in the
aggregate, 1,400,000 shares of the Buyer's Common Stock as follows:



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                      Edelson               350,000 shares
                      Eger                  175,000 shares
                      Frankel                29,166 shares
                      Qureshi               350,000 shares
                      Silverman             437,500 shares
                      Spritzer               29,167 shares
                      Yelen                  29,167 shares

If the Seller to whom the certificate is being issued is a husband and wife, then unless Buyer is notified in writing to the contrary by such Seller prior to Closing, the certificate delivered to such Seller shall be issued in the names of both said husband and wife, as tenants by the entireties with full rights of survivorship. At the request of any Seller Buyer will deliver such Seller multiple certificates representing in the cumulative the shares of Buyer's Common Stock provided to be delivered to such Seller as aforesaid.

                             (ii)   a certificate executed by Buyer to the
effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement are accurate in all respects as of the date of this Agreement; and

                             (iii)  a duly executed counterpart of the
Stock Registration Rights Agreement; and

                             (iv)   the Employment Agreements, executed by
Buyer.

        3.     REPRESENTATIONS AND WARRANTIES OF SELLERS

               Sellers and Russell, each jointly and severally represent and warrant to Buyer (all of which such representations and/or warranties are subject to the provisions of Section 3.27, below, and such exceptions, if any, as are set forth in the Disclosure Letter), as follows:

               3.1    ORGANIZATION AND GOOD STANDING

                      (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is not qualified to do business as a foreign corporation in any jurisdiction, except where the failure to so qualify would not have a material adverse effect on the Company and except as disclosed in the Disclosure Letter does not conduct business in any country other than the United States or in any state other than Florida. The Company has no subsidiaries.



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                      (b)    Sellers have delivered to Buyer copies of the
Organizational Documents of the Company, as currently in effect.

               3.2    AUTHORITY; NO CONFLICT

                      (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers and Russell, enforceable against Sellers and Russell in accordance with its terms. Upon the execution and delivery by applicable Sellers of the Employment Agreements, and the Noncompetition Agreements, and the execution and delivery by Seller of the Stock Registration Rights Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against each Seller who is a party to the applicable Sellers' Closing Document in accordance with their respective terms. Sellers and Russell have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the applicable Sellers' Closing Documents and to perform their obligations under this Agreement and the applicable Sellers' Closing Documents.

                      (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                             (i)    contravene, conflict with, or result in
a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

                             (ii)   contravene, conflict with, or result in
a violation of, or give any Governmental Body or to the Knowledge of Seller's other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the material assets owned or used by the Company, may be subject;

                             (iii)  contravene, conflict with, or
result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                             (iv)   to the Knowledge of Seller's cause the
Company to become subject to, or to become liable for the payment of, any Tax, other than as will result from the Company's loss of its Subchapter S status;

                             (v)    contravene, conflict with, or result in
a violation or breach of any provision of, or give any Person the right to declare a default or exercise

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any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract; or

                             (vi)   result in the imposition or creation of
any Encumbrance upon or with respect to any of the material assets owned or used by the Company.

                     No Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                      (c) Sellers are acquiring the Buyer's Common Stock for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

               3.3    CAPITALIZATION

                      The authorized equity securities of the Company consist of one hundred (100) shares of common stock, par value $5.00 per share, of which forty-eight (48) shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. Eger owns six (6) of the Shares, Edelson owns twelve (12) of the Shares, Qureshi owns twelve (12) of the Shares, Silverman owns fifteen (15) of the Shares, Spritzer owns one (1) of the Shares, Yelen owns one (1) of the Shares and Frankel owns one (1) of the Shares. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the future issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued by the Company in violation of the Securities Act or any other Legal Requirement. The Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

               3.4    FINANCIAL STATEMENTS

                      Sellers have allowed and will allow Buyer to cause Ernst
& Young, independent certified public accountants, to prepare, from the books and records provided to it by the Company, and deliver to Sellers and Buyer: (a) audited consolidated financial statements of the Company as at December 31st of 1995 and 1996 and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for each of such fiscal years, together with the report thereon of Ernst & Young and (b) a consolidated balance sheet of the Company as at December 31, 1995 (including the notes thereto, the "Balance Sheet"). Sellers have likewise caused an

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unaudited consolidated balance sheet of the Company as at November 30, 1996 (the
"Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the eleven (11) months then ended to be prepared and provided to Buyer. The Interim Balance
Sheet and all books and records provided to Ernst & Young in connection with their review of the financial records of the Company fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to therein, all in accordance with the usual and customary business operations of, and accounting practices followed by, the Company, subject, in the case of interim financial statements, to normal recurring year-end and audit adjustments. The Interim Balance Sheet and any prior year end balance sheets prepared by the Company reflect the consistent application of such accounting practices throughout the periods involved.

               3.5    BOOKS AND RECORDS

                      The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Boards of Directors of the Company, and no meeting of any such stockholders or the Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

               3.6    TITLE TO PROPERTIES; ENCUMBRANCES

                      Part 3.6 of the Disclosure Letter contains a complete and accurate list of all leasehold interests in real property owned by the Company. Sellers have delivered or made available to Buyer copies of the leases by which the Company holds such interests. The Company owns no real property. Subject only to the matters permitted below in this Section, all the leasehold interests in real property and other assets (whether real, personal, or mixed and whether tangible or intangible) that the Company purports to own are reflected in the books and records of the Company, including all of the properties and assets reflected in the Interim Balance Sheet (except for (i) assets held under capitalized leases disclosed in the Disclosure Letter, (ii) personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business, and (iii) assets purchased or otherwise acquired by the Company since the date of the Interim Balance Sheet, excluding personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business). All material properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance

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Sheet as securing specified liabilities or obligations, with respect to which, no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which, no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(c) liens for current taxes not yet due, and (d) with respect to real property,
(i) all rights of the owners of the fee title thereof; (ii) any encumbrances placed thereon or assumed or taken subject to by the owner thereof; (iii) any covenants, conditions, restrictions, easements, declarations and limitations of record affecting the property; and (iv) zoning laws and other laws, rules and regulations imposed by any Governmental Body with jurisdiction thereover.

               3.7    CONDITION OF ASSETS

                      The facilities and equipment of the Company are in reasonably good operating condition and repair, and are not, to the Knowledge of Sellers, in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

               3.8    ACCOUNTS RECEIVABLE

                      All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To the Knowledge of Sellers, the reserves shown on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date are reasonably adequate and have been calculated in a manner generally consistent with the past business practices of the Company. Neither the Sellers nor the Company have received written notice of any contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a substantially complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

               3.9    INVENTORY

                      All inventory of the Company, whether or not reflected in the Interim Balance Sheet or acquired since that date in the Ordinary Course of Business, consists, to the Knowledge of Sellers, of goods of a quality and quantity usable in the Ordinary Course of Business by the Company, except for obsolete items and items of below-standard quality, and all such inventory is maintained on the books and accounting records of the Company at its proper value consistent with past business and accounting practices of the Company.

               3.10   NO UNDISCLOSED LIABILITIES

                      To the Knowledge of the Sellers, the Company has no material liabilities or obligations except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and liabilities, accrued, contingent or otherwise, incurred in the Ordinary Course of Business since the date thereof.

               3.11   TAXES

                      (a) The Company has made and maintained a valid election under subchapter "S" of the IRC and has filed all informational tax returns required to be filed by it. The Company has filed or caused to be filed (on a timely basis since December 31, 1992) all other Tax Returns that are or were required to be filed by it pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 1992. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due from Company pursuant to those Tax Returns or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Interim Balance Sheet.

                      (b) No returns filed to date by the Company have been audited by the IRS or relevant state tax authorities. The Company has not given or been requested to give waivers or extensions (or, to the Knowledge of Sellers, is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                      (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are reasonably adequate (determined in accordance with prior consistent accounting practices of the Company). To the Knowledge of Sellers, there exists no proposed tax assessment against the Company except as disclosed in the Interim Balance Sheet or in the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

                      (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete in all material respects. There is no tax sharing agreement made by Company that will require any payment by the Company after the date of this Agreement.

               3.12   NO MATERIAL ADVERSE CHANGE

                      Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of the Company, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would be likely to result in such a material adverse change.

               3.13   EMPLOYEE BENEFITS

                      (a) The Company has no ERISA qualified employee benefit plans. Part 3.13 of the Disclosure Letter lists and describes in reasonable detail those non- qualified employee benefit plans maintained by the Company. The Company has no ERISA affiliates.

                      (b) Sellers have caused the Company to deliver to Buyer copies of all documents, if any, that set forth the terms of each Company non-qualified employee benefit plan, including all insurance policies purchased by, or to provide benefits under, any such Company employee benefit plan.

                      (c) Except as set forth in the Disclosure Letter the Company has, to the Knowledge of Sellers, performed all of its material obligations that have arisen to date under all Company non-qualified employee benefit plans.

               3.14   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL

                      AUTHORIZATIONS

                      (a)    Except as set forth in the Disclosure Letter:

                             (i)    the Company is, and at all times since
has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                             (ii)   no event has occurred or circumstance
exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply in all material respects with, any Legal Requirement, or
(B) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature; and

                             (iii)  the Company has not received, any written
notice or to Sellers' Knowledge other communication from any Governmental Body or any other

Person regarding (A) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature.

                      (b) The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed in the Disclosure Letter is valid and in full force and effect. Except as set forth in the Disclosure Letter:

                             (i)    the Company is, and at all times has
been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter;

                             (ii)   no event has occurred or circumstance
exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any material term or requirement of any Governmental Authorization listed in the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in the Disclosure Letter;

                             (iii)  the Company has not received, at
any time any written notice, or to the Knowledge of Sellers, other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or material failure to comply with any material term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Governmental Authorization; and

                             (iv)   all applications required to have been
filed by the Company for the renewal of the Governmental Authorizations listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                                    The Governmental Authorizations listed
in the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

               3.15   LEGAL PROCEEDINGS; ORDERS

                      (a) Except as set forth in the Disclosure Letter, there is no pending Proceeding:

                             (i)    that has been commenced by or against
the Company or that otherwise relates to or may materially affect the business of, or any of the assets owned or used by, the Company; or

                             (ii)   that challenges, or that may have the
effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                                    To the Knowledge of Sellers and the
Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Letter. To the Knowledge of Sellers, the Proceedings listed in the Disclosure Letter will not, except as disclosed in the Disclosure Letter, have a material adverse effect on the business, operations, assets or condition of the Company.

                      (b)    Except as set forth in the Disclosure Letter:

                             (i)    there is no Order to which the Company,
or any of the assets owned or used by the Company, is subject;

                             (ii)   no Seller is subject to any Order that
relates to the business of, or any of the assets owned or used by, the Company; and

                             (iii)  no officer, director, or to the
Knowledge of Sellers, any agent, or critical employee of the Company is subject to any Order that prohibits such officer, director, agent, or critical employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                      (c)    Except as set forth in the Disclosure Letter:

                             (i)    the Company is, and at all times has
been, in substantial compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                             (ii)   no event has occurred or circumstance
exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                             (iii)   the Company has not received, at any time,
written notice or, to the Knowledge of Sellers, other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any material term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

               3.16   ABSENCE OF CERTAIN CHANGES AND EVENTS

                      Since the date of the Interim Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                      (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (provided, however that the Company shall be permitted to make distributions to its shareholders to meet their tax liabilities as a result of the Company's status as a "S" corporation, which distributions shall be $53,297 net of $17,500 contributed by the Sellers relating to their agreed portion of the legal fees. For purposes of such distributions the Company and the shareholders shall assume a 40% effective tax rate and the Company shall use good faith in determining the estimated amounts of the distributions to its shareholders to be made in advance of the Closing hereunder;

                      (b) amendment to the Organizational Documents of the Company;

                      (c) payment or increase by the Company of any bonuses, salaries, or other compensation other than in the Ordinary Course of Business consistent with prior business practices, to any stockholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                      (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                      (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                      (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $15,000 (other than contracts or transactions in connection with a lease for new office space);

                      (g) sale (other than sales of inventory in the Ordinary Course of Business), lease (other than a lease for new office space for the Company), or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                      (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $15,000;

                      (i) material change in the accounting methods used by the Company; or

                      (j) agreement, whether oral or written, by the Company to do any of the foregoing.

               3.17   CONTRACTS; NO DEFAULTS

                      (a) Part 3.17 of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                             (i)    each Applicable Contract that involves
performance of services or delivery of goods or materials by the Company of an amount or value in excess of $15,000;

                             (ii)   each Applicable Contract that involves
performance of services or delivery of goods or materials to the Company of an amount or value in excess of $15,000;

                             (iii)  each Applicable Contract that was not
entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $15,000;

                             (iv)   each lease, rental or occupancy agreement,
license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with terms of less than one year);

                             (v)    each licensing agreement or other
Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                             (vi)   each collective bargaining agreement and
other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                             (vii)  each joint venture, partnership, and other
Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                             (viii)  each Applicable Contract containing
covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                             (ix)   each Applicable Contract providing for
payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                             (x)    each power of attorney of the Company
that is currently effective and outstanding;

                             (xi)   each Applicable Contract entered into
other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                             (xii)  each Applicable Contract for capital
expenditures, by the Company in excess of $15,000;

                             (xiii) each written warranty, guaranty, and or
other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                             (xiv)  each written amendment, supplement, and
modification in respect of any of the foregoing.

                      (b)    Except as set forth in the Disclosure Letter:

                             (i)    none of Sellers (and no Related Person
of Sellers) has or may acquire any rights under, nor has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                             (ii)   no officer, director, or to the
Knowledge of Sellers, any agent, critical employee, consultant, or Representative of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, critical employee, consultant, or Representative to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                      (c)    Except as set forth in the Disclosure
Letter, each Contract identified in Part 3.17 of the Disclosure Letter is in full force and effect and is valid and substantially enforceable in accordance with its terms.

                      (d)    Except as set forth in the Disclosure Letter:

                             (i)    the Company is, and at all times has
been, in compliance with all material terms and requirements of each Contract under which the Company has or had any material obligation or liability or by which the Company or any of the assets owned or used by the Company is bound;

                             (ii)   to the Knowledge of Sellers, each other
Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is in compliance with all material terms and requirements of such Contract;

                             (iii)  to the Knowledge of Sellers, no event has
occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                             (iv)   the Company has not given to or received
from any other Person, at any time since December 31, 1995 any written notice or, to the Knowledge of Sellers, other communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                      (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                      (f) The Contracts relating to the sale, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and, to the Knowledge of Sellers, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

               3.18   INSURANCE

                      (a)    Sellers have delivered to Buyer:

                             (i)    true and complete copies of all policies of
insurance to which the Company is a party or under which the Company, or any director of the Company (in such capacity) is covered;

                             (ii)   true and complete copies of all pending
applications for policies of insurance; and

                             (iii)  any statement by the auditor of the
Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                      (b)    Part 3.18 of the Disclosure Letter describes:

                             (i)    any self-insurance arrangement by or
affecting the Company, including any reserves established thereunder;

                             (ii)   any contract or arrangement, other than
a policy of insurance, for the transfer or sharing of any risk by the Company;
and

                             (iii)  all obligations of the Company to third
parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                      (c) To the Knowledge of Sellers, the Disclosure Letter sets forth, by year, for the current policy year and the preceding policy year:

                             (i)    a summary of the material loss experience
under each policy;

                             (ii)   a statement describing each claim under an
insurance policy for an amount in excess of $20,000, which sets forth:

                                    (A)     the name of the claimant;

                                    (B)     a description of the policy by
insurer, type of insurance, and period of coverage; and

                                    (C)     the amount and a brief description
of the claim; and

                             (iii)   a statement describing the loss experience
for all material claims that were self-insured, including the number and aggregate cost of such claims.

                      (d) To the Knowledge of Sellers, except as set forth in the Disclosure Letter:

                             (i)    all policies to which the Company is a
party or that provide coverage to the Company, or any director or officer of the Company (in such capacity):

                                    (A)     are valid, outstanding, and
enforceable;

                                    (B)     are issued by an insurer that is
financially sound and reputable;

                                    (C)     taken together, provide reasonably
adequate insurance coverage for the assets and the operations of the Company;

                                    (D)     are sufficient for compliance with
all material Legal Requirements and material Contracts to which the Company is a party or by which it is bound;

                                    (E)     will not be involuntarily
cancelled, pursuant to their terms, as a result of the consummation of the Contemplated Transactions; and

                                    (F)     except as possibly to its worker's
compensation polic(ies), do not provide for any retrospective premium adjustment or other experienced- based liability on the part of the Company;

                             (ii)   the Company has not received (A) any
refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication (except for matters common to the insurance market in South Florida) that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

                             (iii)  the Company has paid all premiums due, and
has otherwise performed all of its material obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof; and

                             (iv)   other than with respect to health
insurance claims or disability claims submitted by employees, the Company has given notice to the insurer of all claims that it believes are appropriate to assert under the policies.

               3.19   ENVIRONMENTAL MATTERS

                      Except as set forth in the Disclosure Letter:

                      (a) The Company is, and at all times has been, in compliance with, and has not been and is not in material violation of or liable under, any Environmental Law.

                      (b) To the Knowledge of Sellers, there are no pending or Threatened claims, Encumbrances, or other restrictions of any material nature, resulting from, arising under, or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has an interest.

                      (c) To the Knowledge of Sellers, the Company has no knowledge of nor any basis to expect, that it would be held responsible for, nor has it received any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that (i) relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure of the Company to comply with any Environmental Law, or (ii) to undertake or bear the cost of any environmental remediation with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has an interest, or (iii) with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                      (d) To the Knowledge of the Sellers, there has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where the Company has or had an interest, or where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed by the Company.

                      (e) The Company has never ordered or received copies of any reports, studies, analyses or tests pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct the Company is or may be held responsible, with Environmental Laws.

               3.20   EMPLOYEES

                      (a) Part 3.20 of the Disclosure Letter contains, to the Knowledge of Sellers, a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and term of employment to date.

                      (b) To the Knowledge of Sellers, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                      (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, retiree medical insurance coverage, retiree life insurance coverage, and other benefits, if any.

               3.21   LABOR RELATIONS; COMPLIANCE

                 The Company has not been nor is it currently a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and there is not, to the Knowledge of Sellers, Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or its premises, except as disclosed in the Disclosure Letter, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Sellers, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. To the Knowledge of Sellers, the Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the Knowledge of Sellers, the Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

               3.22  INTELLECTUAL PROPERTY

                      (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" includes:

                             (i)    the name Medial Services Consortium, Inc.,
and any and all of the Company's registered trademarks, service marks, and applications (collectively, "Marks");

                             (ii)   all patents, patent applications, and
inventions and discoveries that may be patentable (collectively, "Patents");

                             (iii)  all copyrights in both published
works and unpublished works (collectively, "Copyrights"); and

                             (iv)   all know-how, trade secrets, confidential
information, customer lists, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned or licensed by the Company as licensee or licensor.

                      (b) AGREEMENTS--The Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound. To the Knowledge of Sellers, there are no outstanding or Threatened disputes or disagreements with respect to any such agreement.

                      (c)    TRADEMARKS

                             (i)    no Marks have been registered by the
Company with the United States Patent and Trademark Office;

                             (ii)   no Mark has been or is now involved in
any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks;

                             (iii)  to Sellers' Knowledge, there is
no trademark or trademark application of any third party that interferes with the Company's business; and

                             (iv)   the Company has not received any written
notice or other written communication alleging that any of the Marks used by the Company infringes or is alleged to infringe upon any trade name, trademark, or service mark of any third party.

                      (d)    TRADE SECRETS:

                             (i)    to the Knowledge of the Sellers, the
Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets; and

                             (ii)   the Company has the right to use the Trade
Secrets. To the Knowledge of Sellers, no Trade Secret is subject to any Proceeding or written adverse claim nor has the Company received written notice or other written communication challenging or threatening the Company's rights thereto.

               3.23   CERTAIN PAYMENTS

                      To the Knowledge of Sellers, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person acting for or on behalf of the Company, has directly or indirectly (a) made any bribe, illegal rebate, payoff, influence payment or kickback to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

               3.24   DISCLOSURE

                      (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                      (b) There is no fact known to Sellers that has specific application to any Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

               3.25   RELATIONSHIPS WITH RELATED PERSONS

                      Except as disclosed in the Disclosure Letter, to the Knowledge of Sellers, (a) no Seller or any Related Person of Sellers or of the Company has, or since has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses; (b) no Seller or any Related Person of Sellers or of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company; and (c) no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right of any nature (except for items described in Section 11, below, items reflected on the Interim Balance Sheet or monies due under existing employment arrangements) against, the Company.

               3.26   BROKERS OR FINDERS

                      Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

               3.27 LIMITATION ON REPRESENTATIONS AND WARRANTIES OF SPRITZER, YELEN AND FRANKEL

                      The parties acknowledge that notwithstanding the fact that the representations and warranties set forth in Sections 3.1 through 3.26, inclusive, appear to be made by all Sellers, jointly and severally, none of Spritzer, Yelen or Frankel possess sufficient knowledge to make the representations and warranties applicable to the Company. Accordingly, notwithstanding the provisions of the foregoing Sections of this Article 3, Buyer and the other Sellers agree and acknowledge that Spritzer, Yelen and Frankel shall not be deemed to have made, or be liable under, any representations or warranties of Sellers to Buyer hereunder except that Spritzer, Yelen and Frankel each represent, severally, that (i) they are selling their Shares of the Company hereunder free and clear of any lien, assessment or security interest; (ii) they have full right and authority to sell the Shares being sold by them and the Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with these terms; (iii) they have no actual knowledge of any violations of the representations and warranties set forth in Sections 3.2(b)(i), 3.2(b)(v) or 3.15(a)(ii); (iv) neither they nor their agents have incurred any obligations or liabilities, contingent or otherwise, for broker's, agent's or finder's fees or other similar payments in connection with the Contemplated Transactions; (v) they are acquiring the Buyer's Common Stock being acquired by them for their own accounts and not with a view to distribution within the meaning of Section 2(11) of the Securities Act; and (vi) each of them is an

"accredited investor" as such term is defined in Rule 501(a) under the Securities Act. The remaining Sellers and Buyer agree that in the event a claim under the indemnity provisions of this Agreement arises as a result of an inaccuracy in a representation or warranty not joined in by Spritzer, Yelen and Frankel, then, any liability determined due Buyer from Sellers as a result thereof shall be due solely from Eger, Edelson, Qureshi and Silverman who shall be responsible for the full amount of such liability.

        4.     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer represents and warrants to Sellers as follows:

               4.1    ORGANIZATION AND QUALIFICATION

                 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted, and Buyer is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary except where the failure to so qualify would not have a material adverse effect on the Buyer.

               4.2    AUTHORITY

                      Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Buyer. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by each of Sellers constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by bankruptcy and insolvency laws or principles of equity generally.

               4.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS

                      (a) Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder will not:

                             (i)    conflict with, breach or violate the
Certificate of Incorporation, By-Laws or any corporate resolution of Buyer;

                             (ii)   conflict with or violate any material
Legal Requirement or Order in effect as of the date of this Agreement applicable to Buyer or by which any of its properties or assets is bound; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the material properties or material assets of Buyer pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other material instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound.

                      (b) Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of its obligations hereunder will not, require Buyer to obtain any consent, registration, approval, authorization or permit of, to make any filing with, or to give notification to, any person, including any Governmental Body, based on any Legal Requirement, Order or other requirement of any Governmental Body in effect as of the date of this Agreement.

               4.4    CERTIFICATE OF INCORPORATION AND BY-LAWS

                      Buyer has heretofore furnished to Seller a complete and correct copy of the Certificate of Incorporation and the By-Laws, as amended or restated to date, and Buyer is not in violation of any of the provisions of its Certificate or Incorporation or By-Laws, all of which are in full force and effect.

               4.5    CAPITALIZATION

                      The authorized capital stock of Buyer consists of 50,000,000 shares of common stock, par value $.0001 and 1,000,000 shares of preferred stock. As of the date hereof, Buyer has issued and outstanding 10,879,138 shares of common stock, which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, pursuant to its Certificate of Incorporation or By-Laws or any agreement to which Buyer is a party or is bound.

               4.6    INVESTMENT INTENT

                      Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

               4.7    CERTAIN PROCEEDINGS

                      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

               4.8    ABSENCE OF LITIGATION

                      Except as set forth on Schedule 4.8 hereto, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Buyer, threatened against Buyer or any properties or rights of Buyer (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer), nor is there any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator to which Buyer is subject that has had or to Buyer's knowledge could reasonably be expected to have a material adverse effect on Buyer.

               4.9    REPORTS; FINANCIAL STATEMENTS

                      Buyer has delivered to Seller true, correct and complete copies of (a) Buyer's balance sheets, income statements and statements of cash flow as of and for the six (6) month periods ended June 30, 1995 and 1996, and the nine (9) month periods ended September 30, 1995 and 1996, and (b) all of Buyer's periodic and other reports, including, but not limited to, reports on Form 8K, Form 10K, Form 10QSB and proxy statements, filed, since April 26, 1996, with the Securities and Exchange Commission ("Buyer's SEC Reports"). Each of such financial statements: (a) has been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and (b) fairly presents the financial position of Buyer as of the respective dates thereof and its results of operations and cash flows for the periods indicated in accordance for generally accepted accounting principles consistently applied. Each of the Buyer's SEC Reports complies in form and content in all material respects with all applicable legal requirements, contain no misstatement of a material fact and does not omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. Buyer has delivered to Sellers copies of each of such SEC Reports.

               4.10   ABSENCE OF CERTAIN CHANGES OR EVENTS

                 Except as disclosed in the Buyer's SEC Reports filed by the Buyer with the Securities & Exchange Commission since September 30, 1996 to the date of this Agreement, there has not been any material change in the financial condition, results of operations or business of the Buyer that would have a material adverse effect on the Buyer.

               4.11   BROKERS OR FINDERS

                      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

        5.     This Section has been intentionally omitted.

        6.     This Section has been intentionally omitted.

        7.     This Section has been intentionally omitted.

        8.     This Section has been intentionally omitted.

        9.     This Section has been intentionally omitted.

        10.    INDEMNIFICATION; REMEDIES

               10.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                      All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, any supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of one (1) year.

               10.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

                      Subject to the provisions and limitations of this
Article 10, Sellers and Russell, jointly and severally (except as to Spritzer, Yelen and Frankel whose liability, if any, hereunder shall be several only, and, their liability, if any, shall only arise hereunder as to any false representations or warranties specifically made by them as contemplated in
Section 3.27, above) indemnify and hold harmless Buyer, the Company and its controlling persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, other than consequential damage, expense (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                      (a) any Breach of any representation or warranty made by Sellers in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                      (b) any Breach by Sellers of any covenant or obligation of any Seller in this Agreement;

                      (c) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date including, but not limited to any dispute by Company with West Gables over medicaid billings irrespective of Sellers' notice to Buyer of such claim, which claim shall not be subject to the minimum claim threshold set forth in Section 10.5(c);

                      (d) any costs, charges, expenses or excess rent which results from the failure of MICC Venture to consent to the transfer of the lease for the Company's new offices, which claim shall not be subject to the minimum claim threshold set forth in Section 10.5(c). Provided, however, that Sellers shall not be liable if landlord terminates such lease without liability to Company; or

                      (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with the Contemplated Transactions.

                      The maximum liability of the Sellers and Russell for indemnification hereunder is limited to the Market Value (as defined below) of the Buyer's Common Stock delivered to Sellers at Closing (and such value shall be determined as of the Closing and remain fixed for purposes of this section) plus, if and only if the indemnity claim arises from a claim asserted against the Company (or Buyer as owner of the Company) by an independent third party, the sums advanced by Buyer for the Additional Closing Payments described in Section 11, below. As used herein, Market Value at Closing means, as of the Closing Date, the closing price of the Buyer's Common Stock as reported by the principal exchange or market on which such securities trade on the trading date immediately preceding the Closing Date, or if such market or exchange does not report actual trades, the average between the closing bid and ask quotations on such day. The indemnification provisions of this Section set forth the Seller's exclusive liability for the inaccuracy or breach of any of Sellers' representations, warranties, covenants and agreements in this Agreement. Sellers shall each have the right to satisfy their indemnification liabilities to Buyer either by payment of cash, or by delivery of the appropriate number of Shares of Buyer's Common Stock acquired at the Closing (or any other security that the Buyer has distributed in respect of or in exchange for such Buyer's Common Stock pursuant to a stock split, dividend, merger, asset sale or otherwise) by such Seller to the Buyer in payment of such claim (and the value of such Shares of Buyer's Common Stock shall be determined as of the Closing and remain fixed for purposes of this section). Notwithstanding anything to the contrary contained elsewhere herein, the maximum liability that can be imposed against Spritzer, Yelen or Frankel shall never exceed the Market Value of the portion of Buyer's Common Stock acquired by them at Closing, respectively.

               10.3   This Section has been Intentionally Omitted.

               10.4   INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

                      Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with the Contemplated Transactions.

               10.5   TIME LIMITATIONS; MINIMUM CLAIMS BASKET

                      (a) Sellers and Russell will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation, unless on or before one (1) year from the date hereof Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation, unless on or before one (1) year from the date hereof, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

                      (b) Nothing set forth herein shall relieve either Buyer or Sellers from their obligations and liabilities arising under any Closing Document delivered hereunder, including, but not limited to the Stock Registration Rights Agreements, the Employment Agreements and/or the Non-Competition Agreement, to the extent such Closing Documents require any party thereto to take further actions or make further payments following the Closing Date.

                      (c) Notwithstanding any conflicting or inconsistent provisions hereof, neither party shall be liable in damages, indemnity or otherwise to the other party in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein (excluding liabilities, damages or obligations arising under Section 11 below or under any Closing Documents as described in Section 10.5(b) above which shall be recoverable regardless of whether the claim exceeds the amount set forth below) except to the extent that the damages to the aggrieved party caused by such inaccuracy or breach exceed the sum of $50,000; provided however, that if any damages are incurred by an aggrieved party which are in excess of $50,000, then the party or parties responsible to pay same shall be responsible for all damages incurred by the aggrieved party which are in excess of $25,000.

               10.6   PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

                      (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                      (b) If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within thirty (30) days (or such shorter period within which a response to the Proceeding is due in order to comply with the applicable rules of such Proceeding, as said period may be extended) after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                      (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld) therein.

                      (d) Sellers and Buyer hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

               10.7   PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

                      A claim may be asserted only by written notice to the party from whom indemnification is sought.

        11.    ADDITIONAL CLOSING PAYMENTS

               (a) Buyer shall, at the Closing, satisfy, or provide the Company with the funds sufficient to pay the "note payable other" as such term appears on the Company's financial statements;

               (b) Buyer shall, within thirty days after the Closing pay or cause MSC to pay the amounts set forth on the financial statements in the line items entitled "Shareholder Advances" and "Note Payable Shareholder";

               (c) Buyer shall, within thirty days of Closing, either pay or satisfactorily restructure all amounts due from the Company under the terms and conditions of those certain loans dated August 9, 1995 and January 3, 1997 to SunTrust Bank N.A. and in connection therewith Buyer shall cause the personal guarantees of the Sellers to be released and discharged as part of any payment or restructure.

        12.    GENERAL PROVISIONS

               12.1   EXPENSES

                 Except as otherwise expressly provided in this

Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated

Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

               12.2   PUBLIC ANNOUNCEMENTS

                      Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.

               12.3   CONFIDENTIALITY

                 Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

               12.4   NOTICES

                      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand or the date such delivery is refused (with written confirmation of receipt), (b) sent by telecopier (with electronically generated confirmation of receipt), provided that a copy is also sent by one of the other acceptable means of giving notice within twenty-four (24) hours thereafter, or (c) when received or refused by the addressee, if sent by a nationally recognized overnight delivery service or certified mail (in each case with receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by ten (10) days advance written notice to the other parties):

Sellers:              Medical Service Consortium
                      10434 N.W. 31st Terrace
                      Miami, Florida  33172
                      Attention: Paul Eger, President
                      Facsimile No.:  (305) 593-8436
        and           c/o ASB of Miami, Inc.
                      7172 N.W. 12th Street
                      Miami, Florida  33126
                      Attention:  Russell Silverman
                      Facsimile No.:  (305) 593-0320

with a copy to:       Stroock & Stroock & Lavan
                      200 South Biscayne Boulevard
                      Miami, FL  33133
                      Attention:  Arnold Shevin, Esq.
                      Facsimile No.:  (305) 789-9302

Buyer:                CompScript, Inc.
                      1225 Broken Sound Parkway, N.W.
                      Suite A
                      Boca Raton, Florida 33487
                      Attention:  Brian A. Kahan
                      Facsimile No.:  (561) 994-6104

with a copy to:       Atlas, Pearlman, Trop & Borkson, P.A.
                      200 East Las Olas Boulevard, Suite 1900
                      Fort Lauderdale, FL  33301
                      Attention:  Joel D. Mayersohn, Esq.
                      Facsimile No.:  (954) 766-7800

               12.5   JURISDICTION; SERVICE OF PROCESS

                      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida, County of Dade, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

               12.6   FURTHER ASSURANCES

                      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

               12.7   WAIVER

                 The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

               12.8   ENTIRE AGREEMENT AND MODIFICATION

                 This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all parties hereto.

               12.9   DISCLOSURE LETTER

                      A single disclosure in the Disclosure Letter, and those in any Supplement thereto, are sufficient to qualify all of the representations and warranties to which such disclosure relates regardless of whether such disclosure specifically refers to all applicable representations and warranties affected by such disclosure.

               12.10  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

                      Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, but no such assignment will relieve Buyer of delivering Buyer's Common Stock and the Stock Registration Rights Agreement to Sellers at Closing and Buyer shall remain fully liable to Sellers for all obligations and liabilities of Buyer hereunder, including, but not limited to, those under Section 11 hereof, the Stock Registration Rights Agreement and the Employment Agreements, to the same extent as if such assignment never occurred. Further, if such assignment would adversely affect the treatment of this transaction as a pooling transaction or otherwise adversely affect the status of this transaction as a tax free exchange for Sellers, such assignment shall not be permitted. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

               12.11  SEVERABILITY

                      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

               12.12  SECTION HEADINGS, CONSTRUCTION

                 The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

               12.13  TIME OF ESSENCE

                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

               12.14  GOVERNING LAW

                 This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

               12.15  PARTICIPATION IN EXECUTIVE COMMITTEE AND BOARD OF
BUYER

                      One of Sellers, as determined by Sellers in their sole discretion, shall, immediately following the Closing, be appointed as a member of Buyer's Executive Committee and may serve as an observer of Buyer's Board of Directors. Sellers may designate the same or different persons to the foregoing positions, and may change such persons on ten (10) days advance written notice to Buyer. The observer to the Board of Directors shall receive written notice of all meetings thereof and be entitled to participate in all Board Meetings and proceedings. The rights of Sellers to designate a person to serve as aforesaid shall continue for so long as the Sellers continue to own, in the aggregate, at least 700,000 shares of the common stock of Buyer, adjusted for any stock splits, reverse stock splits or stock dividends.

               12.16  COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                      SELLERS:

CompScript, Inc.

By:   /S/ ROBERT GARDNER                    /S/ PAUL EGER
----------------------------                ---------------------------------
Name:   ROBERT GARDNER                      Paul Eger
Title:   VICE PRESIDENT

                                            /S/ YDELIA EGER
                                            ---------------------------------
                                            Ydelia Eger


                                            /S/ JAY E. EDELSON
                                            ---------------------------------
                                            Jay E. Edelson


                                            /S/ SHELLEY EDELSON
                                            ---------------------------------
                                            Shelley Edelson


                                            /S/ MUSTAQUEEM QURESHI
                                            ---------------------------------
                                            Mustaqueem Qureshi


                                            /S/ GILSA QURESHI
                                            ---------------------------------
                                            Gilsa Qureshi

                                             /S/ DEBORAH SILVERMAN
                                            ---------------------------------
                                            Deborah Silverman


                                             /S/ RUSSELL SILVERMAN
                                            ---------------------------------
                                            Russell Silverman


                                             /S/ MICHAEL SPRITZER
                                            ---------------------------------
                                            Michael Spritzer


                                             /S/ MARJORIE SPRITZER
                                            ---------------------------------
                                            Marjorie Spritzer


                                             /S/ DAVID YELEN
                                            ---------------------------------
                                            David Yelen


                                             /S/ FRANCES F. YELEN
                                            ---------------------------------
                                            Frances F. Yelen


                                             /S/ ANNE R. FRANKEL
                                            ---------------------------------
                                            Anne R. Frankel

                                    EXHIBITS

                                    Exhibit 1

                                Disclosure Letter

January __, 1997

CompScript, Inc.
1225 Broken Sound Parkway, N.W.
Suite A
Boca Raton, Florida 33487

Gentlemen:

        We refer to the Stock Purchase Agreement (the "Agreement") to be entered into today between the undersigned individuals (collectively, "Sellers") Michael Spritzer, Marjorie Spritzer, David Yelen, Frances F. Yelen and Anne R. Frankel (collectively, "Additional Sellers") and Russell Silverman ("Silverman") and CompScript, Inc. ("Buyer") pursuant to which Sellers and Additional Sellers are to sell and Buyer is to purchase all of the issued and outstanding capital stock of Medical Services Consortium, Inc. (the "Company") as provided in the Agreement.

        This letter constitutes the Disclosure Letter referred to in Section 3 of the Agreement. The representations and warranties of Sellers and Silverman in
Section 3 of the Agreement are made and given subject to the disclosures in this Disclosure Letter. The disclosures in this Disclosure Letter are to be taken as relating to any applicable representation and warranty set forth in any Section of the Agreement, as provided in Section 12.9 of the Agreement, regardless of the Section number referenced herein.

        Terms defined in the Agreement are used with the same meaning in this Disclosure Letter. References to Appendices are to the Appendices to this Disclosure Letter.

        By reference to Section 3 of the Agreement (using the numbering in such Section), the following matters are disclosed:

                                    . . . . .

[describe particularly any exceptions]

                                            Very truly yours,

                                            SELLERS:

                                             /S/ PAUL EGER
                                            ---------------------------------
                                             Paul Eger


                                             /S/ YDELIA EGER
                                            ---------------------------------
                                             Ydelia Eger


                                             /S/ JAY E. EDELSON
                                            ---------------------------------
                                            Jay E. Edelson


                                             /S/ SHELLEY EDELSON
                                            ---------------------------------
                                            Shelley Edelson


                                             /S/ MUSTAQUEEM QURESHI
                                            ---------------------------------
                                            Mustaqueem Qureshi


                                             /S/ GILSA QURESHI
                                            ---------------------------------
                                            Gilsa Qureshi


                                             /S/ DEBORAH SILVERMAN
                                            ---------------------------------
                                            Deborah Silverman


                                             /S/ RUSSELL SILVERMAN
                                            ---------------------------------
                                            Russell Silverman

        Buyer acknowledges receipt of the Disclosure Letter of which this is a duplicate (including the Appendices referred to therein).

Dated:   JANUARY 10, 1997


BUYER:


CompScript, Inc.

By:  /S/ ROBERT GARDNER
     ----------------------
     Robert Gardner
     Vice President



                                       -3-